                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

                                                             Three Months Ended
                                                             -------------------
                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
                                                               (in thousands)
Net loss....................................................  $(7,660)  $(3,791)
  Add fixed charges:
    Interest expense including amortization of debt issuance
     cost...................................................    3,795     4,028
                                                              -------   -------
Earnings (loss).............................................  $(3,865)  $   237
                                                              -------   -------
Fixed Charges
  Interest expense including amortization of debt issuance
   cost.....................................................  $ 3,795   $ 4,028
  Capitalized interest......................................    1,027       --
                                                              -------   -------
Total Fixed Charges.........................................  $ 4,822   $ 4,028
                                                              =======   =======
Ratio of Earnings to Fixed Charges..........................      --        --
                                                              =======   =======
Deficiency of Earnings to Cover Fixed Charges...............  $ 8,687   $ 3,791
                                                              =======   =======